Exhibit 99

Highlights of the New Verizon Executive Deferral Plan

The new Verizon Executive Deferral Plan (the Plan or EDP) provides a way for eligible employees to set aside a portion of their annual base salary, entire short-term incentive award and certain long-term incentive awards for the future in order to avoid current federal, state and local income taxes (where applicable). For non-employee directors, it allows for the deferral of their annual cash retainer and associated meeting fees and a portion of their annual equity compensation.

The Plan succeeds the Verizon Income Deferral Plan (the IDP) and the Verizon Deferred Compensation Plan for Non-Employee Directors (the Directors’ Plan), which were frozen as of December 31, 2004. If a participant had an account in the IDP or the Directors’ Plan, vested amounts in those plans as of December 31, 2004 remain in those plans and are subject to the rules that govern those plans. However, in order to comply with changes in the law that were effective January 1, 2005, amounts in the IDP or Directors’ Plan that were not vested as of December 31, 2004, have been transferred to the EDP and are now subject to the rules that govern EDP accounts generally. The following are the Plan’s highlights:

Nature of Plan Benefits	The Plan benefits are expressed in terms of an unfunded account balance and will equal the value of that account balance when payments are made from the Plan. The value of an account balance will increase or decrease based upon individual investment elections. The Plan is a non-qualified benefit plan and the assets are not held in a trust.

Deferrals for Active Participants

•      Eligible employees can defer up to 100% of the portion of their base salary that exceeds a limit included in the Internal Revenue Code ($210,000 in 2005) (Eligible Base Salary).

•      Eligible employees can defer up to 100% of their short-term incentive award.

•      Directors can defer up to 100% of their cash retainer and associated meeting fees.

•      Participants may also be able to defer up to 100% of their long-term incentive award or annual equity grant to the extent otherwise permitted pursuant to the terms of the award.

•      Deferral elections are submitted in accordance with applicable legal requirements under the Plan.

Company Contributions

•      The Company will add a “matching contribution credit” to eligible employees’ accounts equal to—

•      if they defer at least 6% of the sum of Eligible Base Salary and short-term incentive under the Plan, 5% of the sum of their Eligible Base Salary and short-term incentive; or

•      if they defer less than 6% of the sum of Eligible Base Salary and short-term incentive under the Plan, 100% of the first 4% (and 50% of the next 2%) of the sum of the Eligible Base Salary and short-term incentive that they defer.

•      non-employee members of the board of directors are not eligible for any company matching contribution credits.

•      deferrals of long-term incentive awards are not eligible for company matching contribution credits.

Account Investments	Generally, individuals can elect to invest their EDP account in any of the investment options available under the Plan, which generally mirror the investment options available under the Verizon Qualified Savings Plan for Management Employees.

Distributions from the Plan of Personal Deferrals

•      At the time individuals elect to defer they must also elect when and how they would like to have their benefit distributed. They may elect one of the following distribution forms:

•      One single lump sum payment, or

•      Annual installments (for between 2 and 20 years)

•      Distributions can generally begin at separation from service or on a specified date either before or after separation from service.

•      Individuals can change their distribution elections with respect to a deferred amount provided that (1) they make the election change at least 12 months prior to the original distribution date, (2) they delay the date they would have otherwise received the distributions by at least 5 years, and (3) they will not receive the distribution sooner or over a shorter period of time. An individual may not switch from annual installments to a lump sum distribution.

Distributions from the Plan of Company Contributions	All Company contributions in an EDP account (including amounts transferred to the EDP from the IDP or Directors’ Plan) will be distributed in a lump sum payment following separation from service (or six months after separation from service for certain “key” employees).

Vesting

•      Personal deferrals under the Plan are vested immediately.

•      Matching contribution credits vest after an eligible employee has completed at least 3 full years of employment with the Company.

•      Matching contribution credits will also vest if an individual’s employment is involuntarily terminated and they sign a release, if they terminate employment as a result of death or a disability, or if there is a change in control of Verizon.

•      Any other Company contributions transferred to the EDP from another plan (including unvested Retirement Contribution Credits transferred from the IDP) will vest according to the vesting schedule in place under the other plan at the time of the transfer.